Exhibit 99.1

News Release
Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. Reports Operating

Results for Fourth Quarter and Fiscal 2015

•	Fourth quarter sales increase 5 percent

•	Fiscal 2015 sales increase 1.8 percent, comparable store sales rise 1.5 percent

CHARLOTTE, N.C., March 26, 2015 – Belk, Inc., the nation’s largest family owned and operated fashion department store company, today announced operating results for the fiscal year ended January 31, 2015.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Despite challenges early in the year, we ended FY15 with strong holiday sales and are pleased to report our fifth consecutive year of positive comparable store sales. Although our annual earnings continue to be impacted by additional expense associated with key strategic initiatives, fourth quarter net income rose 8.3 percent on a sales increase of 5 percent. We are encouraged by the recent trends and believe we are well positioned for the year ahead.”

Net Sales

Net sales for the 13-week period increased 5.0 percent to $1.39 billion compared to the prior year period. On a comparable store basis, net sales increased 4.8 percent. Online sales increased 42.2 percent for the fourth quarter of 2015 and positively affected the company’s comparable store sales by 2.4 percent for the period.

Net sales for fiscal 2015 totaled $4.11 billion, an increase of 1.8 percent, compared with net sales of $4.04 billion in fiscal 2014. On a comparable store basis, net sales for fiscal 2015 were up 1.5 percent. Online sales increased 43.3 percent for fiscal 2015 and positively affected the company’s comparable store sales by 2.1 percent for the period.

Merchandise categories achieving the highest growth rate for the year include activewear; ladies contemporary, resort and bridge fashions; ladies suits; men’s sportswear; and juniors.

Net Income

Fourth quarter net income increased 8.3 percent to $104.4 million compared to the same prior year period. The increase was primarily the result of a 5.2% increase in holiday sales for the nine week period ending January 3, 2015. Net income excluding non-comparable items totaled $107.7 million in the compared to $97.4 million in the prior year period. A reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

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Net income for the period totaled $146.1 million compared to $158.5 million in the prior year. The decrease was primarily the result of higher expenses associated with the company’s investments in strategic initiatives during the period. Net income excluding non-comparable items totaled $148.4 million in fiscal 2015 compared to $161.0 million in the prior year period.

Belk Dividend

The company’s board of directors declared a regular dividend of $.80 per share for stockholders of record on March 26, 2015.

New Stores, Store Expansions and Remodels

Belk invested more than $79 million in store expansion and remodeling projects last year, including the opening of new flagship stores in Dallas, TX and Huntsville, AL, and a new store at Denham Springs/Livingston Parish, LA. Other flagship store expansion and remodeling projects completed include Greensboro, NC (Friendly Center and the opening of a new home store), Mt. Pleasant, SC (phase two main store remodel) and Hoover, AL (Riverchase Galleria).

The company announced the 2015 openings of new stores in Bristol, TN (The Pinnacle) and Jacksonville, FL (Atlantic North Shopping Center) to be completed in March, along with a major expansion and remodel of its flagship stores in Columbia, SC (Columbiana Centre) and Franklin, TN (CoolSprings Galleria and the opening of a men’s and kids store in the mall).

eCommerce Fulfillment Center Expansion

In fiscal 2015, Belk announced the expansion of its eCommerce fulfillment center operations in Union County, SC, from 500,000 to 840,000-square-feet. The company invested approximately $33 million to up fit the building with additional processing and storage capabilities. This year, Belk will invest an additional $27.5 million to continue to build out capabilities. Belk expects to add approximately 50 new jobs by the end of 2016 in addition to the 170 jobs announced last year. Belk opened the center in 2012.

Belk Investment in the Community

In addition to a focus on achieving business objectives, Belk maintains a rich legacy of giving back to the communities that have made its success possible. Each year, Belk gives 2.5 percent of its pretax income back to the communities it serves with a focus on education, breast cancer awareness and research, and community strengthening. In fiscal 2015, the company and its associates, customers and vendors donated more than $21.5 million to those communities. These donations included dollars raised in Belk- led charitable initiatives such as the semi-annual Belk Charity Sale, the Charity Bear campaign, and the Angel Days holiday fundraising campaign. In partnership with Charlotte Radiology and Foundation for the Carolinas, the Belk Gives on the Go Mobile Mammography Center continued to deliver breast cancer screenings. As of fiscal year end, the center had screened more than 7,400. This year, the Center plans to visit more than 80 Southern cities across the South.

Modern. Southern. Style.

In fiscal 2015, the Belk Bowl hosted its first game of the Southeastern Conference (SEC) vs. the Atlantic Coast Conference (ACC). The game achieved the highest television viewing rating in Belk Bowl history and was the eighth most watch bowl game of the season. Belk also signed on as a founding sponsor of the SEC Network, which launched in August 2014 with 94 million subscribers.

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This year, the Company’s latest marketing campaign, The Road South, will showcase the best of modern, Southern fashion, music and college athletics. Customers will be invited to travel on The Road South to major fashion, music and sporting events such as Charleston Fashion Week, the country Music Festival in Nashville, and the SEC Championship events in Atlanta, Birmingham and Nashville. The 12-month campaign will include the return of the Belk Southern Designer Showcase, the second annual Belk Southern Musicians Showcase and will encompass special sweepstakes and all types of promotional media and major social media and online components.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest family owned and operated department store company with 297 Belk stores located in 16 Southern states and a growing digital presence. Its belk.com website offers a wide assortment of national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. Founded in 1888 by William Henry Belk in Monroe, N.C., the company is in the third generation of Belk family leadership and has been committed to community involvement since its inception. In the fiscal year ended January 31, 2015, the company and its associates, customers and vendors donated more than $21.5 million to communities within Belk market areas.

Belk offers many ways to connect via digital and social media, including Facebook, Pinterest, Twitter, YouTube, Google Plus and Belk Blog, and provides exclusive offers, fashion updates, sales notifications and coupons via email or mobile phone text messages. Customers can also download the latest Belk mobile apps for the iPad, iPhone or Android.

NOTES:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release may constitute forward-looking statements. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefits of new systems and technology, and the anticipated benefits under our Program Agreement with GE. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

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Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to: economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and through online sales; variations in the amount of vendor allowances; our ability to successfully implement our new information technology platform that will impact our primary merchandising, planning and core financial process; our ability to successfully operate our website, and our fulfillment facilities and manage our social community engagement by providing a broader range of our information online, including current sales promotions and special events; our ability to manage multiple significant change initiatives simultaneously; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; and to deliver in a timely and cost-efficient manner; increases in the price of merchandise, raw materials, fuel and labor or their reduced availability; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, changes in customers’ credit card use, and GE’s ability to extend credit to our customers; our ability to manage our expense structure; our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute our retailing concept in new markets and geographic regions; our ability to manage risks associated with owning and leasing real estate; the efficient and effective operation of our distribution network, and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to prevent a security breach that results in the unauthorized disclosure of company, employee or customer information; the effectiveness of third parties in managing our outsourced business; loss of key management or qualified employees or an inability to attract, retain and motivate additional highly skilled employees; changes in federal, state or local laws and regulations; and our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 1, 2014 that we filed with the SEC on April 15, 2014. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

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BELK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014
(millions)
Revenues	$1,388.5	$1,322.1	$4,109.6	$4,038.1
Cost of goods sold (including occupancy, distribution and buying expenses)	920.4	885.9	2,770.2	2,722.8
Selling, general and administrative expenses	290.8	274.5	1,064.3	1,023.3
Gain on sale of property and equipment	4.7	0.9	7.3	2.3
Asset impairment and exit costs	9.7	2.6	11.0	6.1

Operating income	172.3	160.0	271.4	288.2
Interest expense	(12.0)	(11.8)	(46.7)	(44.6)
Interest income	0.0	—	0.1	0.2

Income before income taxes	160.3	148.2	224.8	243.8
Income tax expense	55.9	51.9	78.7	85.3

Net income	$104.4	$96.3	$146.1	$158.5

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 31,	January 31,	January 31,	February 1,
	2015	2015	2015	2014
(millions)
Net income	$104.4	$96.3	$146.1	$158.5
Gain on sale of property and equipment, net of income tax	(3.0)	(0.6)	(4.8)	(1.5)
Asset impairment and exit costs, net of income tax	6.3	1.7	7.1	4.0

Net income excluding non-comparable items	$107.7	$97.4	$148.4	$161.0

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